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                                       Registration Statement File No. 333-62267
                                                Filed pursuant to Rule 424(b)(3)



                                   STICKER TO

                               REOFFER PROSPECTUS

                               ------------------

                                  H.T.E., INC.
                   86,000 Shares Common Stock ($.01 Par Value)

                   ISSUED PURSUANT TO A STOCK OPTION AGREEMENT


                  The Date of this Sticker is October 28, 1998


This sticker serves to update the Reoffer Prospectus of H.T.E., Inc. dated August 28, 1998. The Selling Shareholder, Daniel E. Catan, is no longer subject to the lock-up agreement referenced on the cover page of the Reoffer Prospectus, and may therefore sell shares from time to time. Similarly, footnote 2 to the selling shareholder table on page 14 of the Reoffer Prospectus, which references the lock-up agreement, is no longer applicable. There is no assurance that the Selling Shareholder will sell all or any of the shares.

The following sentence replaces the first sentence of the third paragraph under "Plan of Distribution" in the Reoffer Prospectus: "Under applicable rules and regulations under the Exchange Act, any person engaged in a distribution of any of the shares may not simultaneously engage in market activities with respect to the Common Stock for a period beginning one day prior to the commencement of the distribution and continuing thereafter until the completion of the distribution."


THIS STICKER IS PART OF THE REOFFER PROSPECTUS AND MUST ACCOMPANY THE REOFFER PROSPECTUS TO SATISFY PROSPECTUS DELIVERY REQUIREMENTS UNDER THE SECURITIES ACT OF 1933, AS AMENDED.